SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)



                          IPVoice Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     46264P
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Philip M. Verges
                         14860 Monfort Drive, Suite 210
                                Dallas, TX 75254
                                 (972) 386-3372
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                 March 18, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 4 Pages)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46264P                       13D                     Page 2 of 4 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


Jeremy P. Feakins
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*


WC
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


UK
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
               4,550,000
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
               4,550,000
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


4,550,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


11.8%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*


CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46264P                       13D                     Page 3 of 4 Pages


________________________________________________________________________________
Item 1.  Security and Issuer.

Common Stock; IPVoice Communications, Inc.,
14860 Monfort Drive, Suite 210
Dallas, TX  75254
________________________________________________________________________________
Item 2.  Identity and Background.

     (a) DONEGAL TRADING LTD, A GIBRALTAR CORPORATION. JEREMY FEAKINS IS THE SOLE OFFICER, DIRECTOR AND SHAREHOLDER.
     (b)  PO BOX 399, SUITE 52 & 53, VICTORIA HOUSE, 26 MAIN STREET, GIBRALTAR
     (c)  CHIEF EXECUTIVE OFFICER AND 100 % OWNER OF DONEGAL TRADING LTD.
     (d)  NO
     (e)  NO
     (f) JEREMY FEAKINS IS A CITIZEN OF THE UNITED KINGDOM. DONEGAL TRADING LTD. IS A GIBRALTAR CORPORATION.
________________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.

COMPENSATION FOR PROVISION OF CONSULTING SERVICES TO THE ISSUER BY INDIVIDUALS RELATED TO THE REPORTING PERSON
________________________________________________________________________________
Item 4.  Purpose of Transaction.

     (a) N/A

     (b) N/A

     (c) N/A

     (d) N/A

     (e) N/A

     (f) N/A

     (g) N/A

     (h) N/A

     (i) N/A

     (j) N/A

________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

     (a) 4,550,000; 11.8%

     (b) 4,550,000

     (c) None

     (d) None

     (e) N/A

________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.


None
________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.


None
________________________________________________________________________________

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     July 11, 2002
                                        ----------------------------------------
                                                         (Date)


                                                /s/ Jeremy P. Feakins
                                        ----------------------------------------
                                                       (Signature)


                                        Jeremy P. Feakins
                                        Chief Executive Officer and Sole
                                        Shareholder of Donegal Trading Ltd.
                                        ----------------------------------------
                                                       (Name/Title)



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).